ASSET EXCHANGE AGREEMENT



                                  By and Among



                          SPECIALTY CARE NETWORK, INC.,


               GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, L.L.C.,


                             STUART D. MILLER, M.D.

                            LESLIE S. MATTHEWS, M.D.

                             PAUL L. ASDOURIAN, M.D.

                              FRANK R. EBERT, M.D.

                              MARK S. MYERSON, M.D.

                             JOHN B. O'DONNELL, M.D.

                                       and

                               LEW C. SCHON, M.D.




                          Dated as of November 12, 1996

                                TABLE OF CONTENTS

(This Table of Contents is not a part of the Agreement and is only for convenience of reference.)

    1.  Definitions....................................................  - 1 -

    2.  Basic Transaction..............................................  - 4 -
          (a)  Transfer of Assets......................................  - 4 -
          (b)  Assumption of Liabilities...............................  - 5 -
          (c)  SCN Shares to be Delivered in Exchange..................  - 5 -
          (d)  The Closing.............................................  - 5 -
          (e)  Deliveries at Closing...................................  - 5 -
          (f)  Proration...............................................  - 5 -
          (g)  Taxes and Expenses......................................  - 5 -

    3.  Representations and Warranties of Exchanger and the Exchanger
          Members......................................................  - 6 -
          (a)  Organization, Qualification, and Power..................  - 6 -
          (b)  Capitalization..........................................  - 6 -
          (c)  Authorization of Transaction............................  - 6 -
          (d)  Noncontravention........................................  - 6 -
          (e)  Subsidiaries and Investments............................  - 7 -
          (f)  Financial Statements....................................  - 7 -
          (g)  Undisclosed Liabilities.................................  - 7 -
          (h)  Brokers' Fees...........................................  - 7 -
          (i)  Material Contracts......................................  - 7 -
          (j)  Insurance; Malpractice..................................  - 8 -
          (k)  No Changes Prior to Closing Date........................  - 8 -
          (l)  Title; Condition........................................  - 9 -
          (m)  Litigation..............................................  - 9 -
          (n)  Permits and Licenses....................................  - 9 -
          (o)  Tax Matters.............................................  - 9 -
          (p)  Employee Benefit Plans..................................  - 9 -
          (q)  Third-Party Relations................................... - 11 -
          (r)  Compliance with Applicable Laws......................... - 11 -
          (s)  Employee Compensation................................... - 11 -
          (t)  Environmental Matters................................... - 11 -
          (u)  Health care Compliance.................................. - 12 -
          (v)  Fraud and Abuse......................................... - 12 -
          (w)  Practice Compliance..................................... - 12 -
          (x)  Rates and Reimbursement Policies........................ - 13 -
          (y)  Accounts Receivable..................................... - 13 -
          (z)  Guaranties.............................................. - 13 -
          (aa) Powers of Attorney...................................... - 13 -
          (bb) Tangible Assets......................................... - 13 -
          (cc) Full Disclosure......................................... - 13 -

   4.  Representations and Warranties of SCN........................... - 13 -
         (a)  Organization............................................. - 13 -

                                                                          Page
                                                                          ----

         (b)  Capitalization........................................... - 13 -
         (c)  Authorization of Transaction............................. - 14 -
         (d)  Noncontravention......................................... - 14 -
         (e)  Brokers' Fees............................................ - 14 -
         (f)  Private Placement Memorandum............................. - 14 -
         (g)  Compliance with Code Section 351......................... - 14 -

   5.  Covenants....................................................... - 14 -
         (a)  General.................................................. - 14 -
         (b)  Notices and Consents..................................... - 14 -
         (c)  Regulatory Matters and Approvals......................... - 15 -
         (d)  Operation of Business.................................... - 15 -
         (e)  Full Access.............................................. - 16 -
         (f)  Notice of Developments................................... - 16 -
         (g)  Exclusivity.............................................. - 16 -
         (h)  Collection of Accounts Receivable........................ - 16 -
         (i)  Payment of Expenses...................................... - 16 -
         (j)  Loan Agreement........................................... - 16 -

   6.  Conditions to Obligation to Close............................... - 17 -
         (a)  Conditions to Obligation of SCN.......................... - 17 -
         (b)  Conditions to Obligation of Exchanger.................... - 18 -

   7.  Items to be Delivered at or Prior to Closing.................... - 19 -
         (a)  By the Exchanger Members or Exchanger.................... - 19 -
         (b)  By SCN................................................... - 19 -

   8.  Termination..................................................... - 20 -
         (a)  Termination of Agreement................................. - 20 -
         (b)  Effect of Termination.................................... - 20 -

   9.  Indemnification................................................. - 20 -
         (a)  Indemnification by the Exchanger Members................. - 20 -
         (b)  Notice to the Exchanger Members; Opportunity to Defend... - 21 -
         (c)  General Indemnification by SCN........................... - 21 -
         (d)  Notice to SCN; Opportunity to Defend..................... - 21 -
         (e)  Survival................................................. - 21 -
         (f)  Security for Indemnity................................... - 21 -

   10.  Miscellaneous.................................................. - 21 -
         (a)  No Third-Party Beneficiaries............................. - 21 -
         (b)  Entire Agreement......................................... - 22 -
         (c)  Succession and Assignment................................ - 22 -
         (d)  Counterparts............................................. - 22 -
         (e)  Headings................................................. - 22 -
         (f)  Notices.................................................. - 22 -
         (g)  Governing Law............................................ - 23 -

                                                                          Page
                                                                          ----

         (h)  Amendments and Waivers................................... - 23 -
         (i)  Severability............................................. - 23 -
         (j)  Expenses................................................. - 23 -
         (k)  Construction............................................. - 23 -
         (l)  Submission to Arbitration................................ - 23 -
         (m)  Incorporation of Exhibits and Schedules.................. - 23 -

SCHEDULE 1(a)      REAL PROPERTY.............................. Schedule 1(a)-1
SCHEDULE 1(b)      FURNITURE, FIXTURES & EQUIPMENT............ Schedule 1(b)-1
SCHEDULE 1(d)      LEASES OF PERSONAL PROPERTY................ Schedule 1(d)-1
EXHIBIT 6(a)(viii) EXCHANGER OPINION LETTER.............. Exhibit 6(a)(viii)-1
EXHIBIT 6(a)(ix)   SUBSCRIPTION DOCUMENTS.................. Exhibit 6(a)(ix)-1
EXHIBIT 6(b)(vi)   SCN Opinion Letter...................... Exhibit 6(b)(vi)-1
EXHIBIT 7(a)(ii)   INSTRUMENT OF EXCHANGE.................. Exhibit 7(a)(ii)-1
EXHIBIT 7(a)(iii)  SERVICE AGREEMENT...................... Exhibit 7(a)(iii)-1

                           ASSET EXCHANGE AGREEMENT

      THIS AGREEMENT ("Agreement") is entered into as of November 12, 1996, by and among GREATER CHESAPEAKE ORTHOPAEDIC ASSOCIATES, L.L.C., a Maryland limited liability company ("Exchanger"), and STUART D. MILLER, M.D., LESLIE S. MATTHEWS, M.D., PAUL L. ASDOURIAN, M.D., FRANK R. EBERT, M.D., MARK S. MYERSON, M.D., JOHN
B. O'DONNELL, M.D., and LEW C. SCHON, M.D., all residents of the State of Maryland (collectively the "Exchanger Members") on the one hand and SPECIALTY CARE NETWORK, INC., a Delaware corporation ("SCN") on the other hand. SCN, Exchanger and the Exchanger Members are referred to collectively herein as the "Parties."

                              W I T N E S S E T H:

      WHEREAS, Exchanger is a Maryland limited liability company which owns the assets which are used by and/or result from the Exchanger Members' practice of medicine;

      WHEREAS, the Exchanger Members are medical doctors practicing medicine in the State of Maryland;

      WHEREAS, the Parties anticipate that the transaction contemplated by this Agreement will further certain of their business objectives;

      WHEREAS, the Parties desire to set forth in writing the terms and conditions under which said transaction will be consummated; and

      WHEREAS, the Exchanger and the Exchanger Members desire to effect a contribution of certain of Exchanger's assets to SCN solely in exchange for common stock of SCN in a transaction qualifying for non-recognition of gain under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is agreed as follows:

      1. Definitions.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Agreement" has the meaning set forth in the preface above.

      "Applicable Laws" shall have the meaning set forth in Section 3(r).

      "Assumed Liabilities" means (a) all obligations and liabilities of the Seller under any agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Contributed Assets either (i) to furnish goods, services (other than medical services) or other benefits to another party after the Closing Date or (ii) to pay for goods, services or other benefits that another party will furnish to it after the Closing Date and (b) all other obligations and liabilities expressly assumed by Buyer pursuant to this Agreement.

      "Closing Date" has the meaning set forth in Section 2(d) below.

      "Closing" has the meaning set forth in Section 2(d) below.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Contributed Assets" means all of Exchanger's right, title, and interest in and to the following assets of Exchanger owned as of the Closing Date:

      (a) any and all leaseholds and subleaseholds in real property, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances and hereditaments thereto (such as appurtenant rights in and to public streets), including the assets described on Schedule 1(a) attached hereto (the "Real Property"),

      (b) any and all furniture, fixtures, equipment and other capital assets of Exchanger, including items described on Schedule 1(b) attached hereto,

      (c) any and all inventory of supplies, janitorial and office supplies, and other disposables and consumables on hand at the Closing Date (excluding drugs),

      (d) leases or subleases of equipment or other personal property, and rights thereunder as described on Schedule 1(d) attached hereto,

      (e) any and all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,

      (f) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder,

      (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (except any such item relating to the payment of Taxes),

      (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies,

      (i) any and all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials (excluding patient medical records),

      (j) any and all accounts receivable (excluding governmental receivables) of Exchanger as the same exist on the Closing Date and all rights to receive payments on governmental receivables after payments on such governmental receivables are received by Exchanger, which accounts receivable shall include all uncollected patient accounts of Exchanger on the Closing Date.

The term "Contributed Assets" shall not include any specific item included within the definition of Excluded Assets below.

      "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

      "Disclosure Schedule" has the meaning set forth in Section 3 below.

      "Employee Benefit Plans" has the meaning set forth in Section 3(p)(i).

      "Environmental Laws" means all federal, state, and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to pollution, control of chemicals, storage and handling of petroleum products, management of waste (including biohazardous or biomedical waste), discharges of materials into the environment, health, safety, natural resources, and the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Excluded Assets" means (a) the articles of organization, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, transfer books, and other documents relating to the organization, maintenance, and existence of Exchanger as a limited liability company, (b) employment or noncompete agreements between Exchanger and those licensed medical doctors under contract with Exchanger to provide medical services to Exchanger patients, (c) all patient records and patient lists, (d) all insurance policies of Exchanger and all claims arising thereunder and all prepaid expenses on malpractice insurance premiums, (e) the inventories, cash, and accounts receivable disposed of, cancelled, expanded or collected, as the case may be, by Exchanger after the date hereof and prior to the Closing in the Ordinary Course of Business and consistent with past practice, (f) personal property of individual Exchanger Members which is not included on the financial statements of Exchanger, (g) Exchanger's cash on hand as of the Closing Date, (h) the Exchanger's third party payor agreements, (i) all drugs owned by Exchanger, and (j) any rights of Exchanger under this Agreement or any related document or under any other agreement between Exchanger on the one hand and SCN on the other hand entered into on or after the date of this Agreement.

      "Exchange" has the meaning set forth in Section 2(a) below.

      "Exchanger" has the meaning set forth in the preface above.

      "Exchanger Members" means all Persons who are members of Exchanger.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Hazardous Materials" has the meaning set forth in Section 3(t) below.

      "IRS" means the Internal Revenue Service.

      "Knowledge" means actual knowledge after reasonable investigation.

      "Maryland Limited Liability Company Act" means the Limited Liability Company Act of the State of Maryland, as amended.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

      "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "PBGC" shall have the meaning set forth in Section 3(p)(ii).

      "Private Placement Memorandum" means the private placement memorandum of SCN relating to the of the offering of the SCN Shares in connection with the transactions contemplated by this Agreement, including all supplements thereto.

      "Requisite Exchanger Member Approval" means the affirmative vote of the holders of a majority of the membership interests of Exchanger in favor of this Agreement and the Exchange.

      "Requisite SCN Stockholder Approval" means the affirmative vote of the holders of a majority of the SCN Shares in favor of this Agreement and the Exchange.

      "SCN Share" means any share of the common stock, $.001 par value per share, of SCN.

      "SCN" has the meaning set forth in the preface above.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest other than (a) mechanic's, materialmen's or similar lien, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Special Exchanger Meeting" has the meaning set forth in Section 5(c).

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      2.  Basic Transaction.

      (a) Transfer of Assets. At the Closing, on and subject to the terms and conditions of this Agreement, Exchanger agrees to transfer, exchange, convey, and deliver to SCN, and SCN agrees to receive in exchange for the SCN Shares set forth in Section 2(c), all of the Contributed Assets (the "Exchange").

      (b) Assumption of Liabilities. Except for the Assumed Liabilities, SCN will not assume or have any responsibility or liability, either expressly or impliedly, with respect to any obligation or liability of Exchanger of any kind or nature. SCN hereby assumes all of Exchanger's obligations and responsibilities resulting from the Assumed Liabilities.

      (c) SCN Shares to be Delivered in Exchange. In exchange for the Contributed Assets, SCN shall issue and deliver to Exchanger One Million Five Hundred Sixty-Eight Thousand Nine Hundred Twenty-One (1,568,921) SCN Shares (for purposes of this Agreement, each SCN Share shall be deemed to have a value of Six Dollars ($6.00) per share.

      (d) The Closing. The closing of the Exchange (the "Closing") shall take place at the offices of Exchanger, 3333 North Calvert Street, Baltimore, Maryland 21218, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than December 31, 1996. Time is of the essence for this Agreement.

      (e) Deliveries at Closing. At the Closing, (i) SCN will deliver to Exchanger the various certificates, instruments, and documents referred to in
Section 7(b) below; (ii) Exchanger will deliver to SCN the various certificates, instruments, and documents referred to in Section 7(a) below.

      (f) Proration. The following prorations among the Parties shall be made as of the Closing Date, with Exchanger remaining liable to the extent such items relate to any time period up to the Closing Date and the Buyer being liable to the extent such items relate to periods on and after the Closing Date. To the extent possible, the net amount of all such prorations will be settled in cash at the Closing.

            (i) Any ad valorem taxes, including, without limitation, personal property taxes and assessments, and other taxes, if any, on or with respect to the Contributed Assets.

            (ii) Rents, additional rents, taxes and other items payable by Exchanger under any lease, license, permit, contract or any other agreement or arrangement to be assigned to or assumed by SCN.

            (iii) The amount of rents, taxes, and charges for sewer, water, fuel, telephone, electricity, and other utilities; provided, that if practicable, a meter reading shall be taken on the Closing Date and the respective obligations of the parties determined in accordance with such readings.

      If the actual expense of any of the above items for the billing period in which the Closing Date falls is not known at the Closing, the proration shall be made based on the expense incurred in the previous billing cycle, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three (3) billing periods, for expense bill quarterly or more often.

      (g) Taxes and Expenses. Exchanger shall be responsible for any business, occupation, withholding or similar tax or taxes of any kind related to Exchanger's business for any period prior to the Closing Date. All applicable sales, use and tangible taxes, documentary stamp taxes, filing and recording costs and other transfer taxes, costs and fees relating to the transfer of title to the Contributed Assets, and the consummation of the transactions described herein, shall be paid by Exchanger.

      3. Representations and Warranties of Exchanger and the Exchanger Members. Exchanger and the Exchanger Members represent and warrant to SCN that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3. SCN acknowledges that on the Closing Date Exchanger shall have ceased the practice of medicine and shall have converted from a professional limited liability company to a business limited liability company. To the extent that any statements contained in this Section 3 refer to the practice of medicine, such statements shall refer to the period during which Exchanger operated as a professional limited liability company.

      (a) Organization, Qualification, and Power. Exchanger is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Maryland. Exchanger is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the character or location of the properties owned or the business conducted by Exchanger makes such qualification necessary. Exchanger has the power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

      (b) Capitalization. All of the membership interests in Exchanger have been duly authorized and validly issued to the Exchanger Members. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Exchanger to issue, sell or otherwise cause to be created any membership interests of Exchanger.

      (c) Authorization of Transaction. Exchanger has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Exchanger cannot consummate the Exchange unless and until it receives the Requisite Exchanger Member Approval. This Agreement constitutes the valid and legally binding obligation of Exchanger and the Exchanger Members, enforceable in accordance with its terms and conditions.

      (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, professional regulatory organization or court to which Exchanger is subject or any provision of the articles of organization or operating agreement of Exchanger or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Exchanger is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Exchanger is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      (e) Subsidiaries and Investments. Exchanger does not own, directly or indirectly, any capital stock or other equity ownership or proprietary interest in any other corporation, partnership, association, limited liability company, trust, joint venture or other entity.

      (f) Financial Statements. Exchanger has furnished SCN with audited balance sheets dated December 31, 1994 and 1995 and audited income statements for the twelve (12) month periods ending December 31, 1995, 1994 and 1993. Such financial statements, including the notes thereto, except as indicated therein, were prepared on a basis consistent with past accounting practices of Exchanger and fairly presents the results of operations for the periods noted therein. The balance sheets of Exchanger delivered by Exchanger to SCN fairly present the financial condition of Exchanger at the date thereof, and except as indicated therein, reflect all claims against and all debts and liabilities of Exchanger fixed or contingent, as of the date thereof.

      (g) Undisclosed Liabilities. Exchanger has no uninsured liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of December 31, 1995 and (ii) liabilities which have arisen after December 31, 1995 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

      (h) Brokers' Fees. Exchanger does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (i) Material Contracts. Section 3(i) of the Disclosure Schedule lists the following contracts and other material agreements to which Exchanger is a party:

            (i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person;

            (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services;

            (iii) any agreement concerning a partnership, limited liability company or joint venture;

            (iv) any agreement (or group of related agreements) under which Exchanger has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation pursuant to which it has imposed a Security Interest in respect of any of its assets, tangible or intangible;

            (v) any agreement concerning confidentiality or noncompetition;

            (vi) any profit sharing, option, deferred compensation, severance, or other plan or arrangement for the benefit of Exchanger's current or former members, managers, officers, and/or employees;

            (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

            (viii) any agreement pursuant to which Exchanger has advanced or loaned any amount to any of its directors, officers, and employees;

            (ix) any agreement pursuant to which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Exchanger; or

            (x) any other agreement (or group of related agreements) outside the ordinary course of Exchanger's business or operations the performance of which involves consideration in excess of $15,000.

Exchanger has delivered or given SCN access to a correct and complete copy of each written agreement (as amended to date) listed in Section 3(i) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(i) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) except as set forth in Section 3(i) of the Disclosure Schedule, no notice of this Agreement or consent of any third party is required in order for Exchanger to execute and deliver this Agreement or to consummate the transactions contemplated hereby, and, after assignment to SCN at Closing, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms; (C) to Exchanger's knowledge no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

      (j) Insurance; Malpractice. Section 3(j) of the Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect at least through the Closing Date. Section 3(j) of the Disclosure Schedule contains a description of all current malpractice liability insurance policies of the Exchanger Members, Exchanger and Exchanger's professional employees and all predecessor policies in effect since February 1, 1990. Except as set forth on Section 3(j) of the Disclosure Schedule
(a) neither Exchanger, the Exchanger Members, nor Exchanger's professional employees have, in the last seven (7) years, filed a written application for any insurance coverage relating to Exchanger's business or property which has been denied by an insurance agency or carrier and (b) Exchanger, Exchanger's professional employees and the Exchanger Members have been continuously insured for professional malpractice claims during the same period. Section 3(j) of the Disclosure Schedule also sets forth a list of all claims for any insured loss in excess of Five Thousand Dollars ($5,000.00) per occurrence filed by Exchanger, Exchanger's professional employees or the Exchanger Members during the three (3) year period immediately preceding the date hereof, including workers compensation, general liability, environmental liability and professional malpractice liability claims. None of Exchanger, Exchanger's professional employees or the Exchanger Members is in material default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion.

      (k) No Changes Prior to Closing Date. During the period from December 31, 1995 through the date hereof, Exchanger has not (i) incurred any liability or obligation of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due), except in the Ordinary Course of Business, (ii) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, none of which individually or in the aggregate is material to Exchanger, (iii) conducted its business in such a manner so as to materially increase its accounts payable or so as to materially decrease its accounts receivable, (iv) granted any increase in the rate of wages, salaries, bonuses, or other remunerations of any employee, except in the Ordinary Course of Business, (v) canceled or waived any claims or rights of substantial value, (vi) made any change in any method of accounting, (vii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the Ordinary Course of Business, (viii) agreed, whether or not in writing, to do any of the foregoing, or (ix) disposed of its assets other than in the Ordinary Course of Business.

      (l) Title; Condition. Exchanger has good and marketable title to, or leasehold interests in, all of the Contributed Assets. Except as disclosed on
Section 3(l) of the Disclosure Schedule, none of the Contributed Assets is subject to a contract or other agreement of sale or subject to security interests, mortgages, encumbrances, liens (including income, personal property and other tax liens) or charges of any kind or character. Upon completion of the transaction contemplated by this Agreement, Exchanger shall own or lease the Contributed Assets free and clear of all liens and encumbrances except as disclosed in Section 3(l) of the Disclosure Schedule.

      (m) Litigation. Except as set forth in Section 3(m) of the Disclosure Schedule, there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding or investigation by any governmental entity pending, or, to the Knowledge of Exchanger, threatened against, or affecting Exchanger or any of the Contributed Assets, or any physician or other health care professional engaged or employed by Exchanger, and to the best of Exchanger and the Exchanger Members' Knowledge there is no basis for any of the foregoing. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(m) of the Disclosure Schedule could result in any material adverse change in the operations, results of operations, or future prospects of the business assets to be operated by SCN after the Closing.

      (n) Permits and Licenses. Exchanger and all physicians and other health care professionals engaged or employed by Exchanger have all permits and licenses required by all applicable laws; have made all regulatory filings necessary for the conduct of Exchanger's business; and are not in violation of any of said permitting or licensing requirements.

      (o) Tax Matters. Except as set forth in Section 3(o) of the Disclosure Schedule, Exchanger has filed or caused to be filed all federal, state and local tax returns which are required to have been filed by Exchanger, including all informational, income, excise, franchise, and payroll tax returns, and Exchanger has paid or established an adequate accrual reserve for all taxes accrued through the Closing Date and has otherwise complied with all federal, state, local and other tax laws applicable to it.

      (p)  Employee Benefit Plans.

            (i) List of Plans. Section 3(p) of the Disclosure Schedule contains an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of ERISA, whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by Exchanger (including all employers (whether or not incorporated) which by reason of common control are treated together with Exchanger and/or the Exchanger Members as a single employer within the meaning of Section 414 of the Code) since September 2, 1974.

            (ii) Status of Plans. Exchanger has never maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA, which is not in substantial compliance with ERISA or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA. Exchanger has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of Exchanger or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under
      Section 4062(f), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of Exchanger to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against Exchanger by the PBGC. Exchanger has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which represent a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability of Exchanger.

            (iii) Contributions. Full payment has been made of all amounts which Exchanger is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Exchanger is a party, to have paid as contributions thereto as of the last day of the most recent plan year of such Employee Benefit Plan ended prior to the date hereof. Exchanger has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

            (iv) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and, to the Knowledge of Exchanger, nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

            (v) Transactions. Exchanger has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a material tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would result in any material claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

            (vi) Other Plans. Exchanger presently does not maintain any Employee Benefit Plans or any other foreign pension, welfare or retirement benefit plans other than those listed on Section 3(p) of the Disclosure Schedule.

            (vii) Documents. Exchanger has delivered or caused to be delivered to SCN true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest IRS determination letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code, and (ii) the most recently filed Form 5500 for each Employee Benefit Plan required to file such form.

      (q) Third-Party Relations. Exchanger has not received notice that any material patient, supplier, employee or associated physician intends to cease doing business with Exchanger.

      (r) Compliance with Applicable Laws. Except as set forth in Section 3(r) of the Disclosure Schedule, to the best of Exchanger's Knowledge, Exchanger has operated in compliance with all federal, state, county and municipal laws, constitutions, ordinances, statutes, rules, regulations and orders applicable thereto ("Applicable Laws"). No item disclosed in Section 3(r) of the Disclosure Schedule could have a material effect on the operations of Exchanger. To the best of Exchanger's Knowledge, neither Exchanger nor any physician associated with or employed by Exchanger has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. ss. 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any fraud or abuse been alleged within the last five (5) years by any government agency.

      (s) Employee Compensation. Exchanger has paid or discharged or will pay or discharge or assume all liabilities for compensation and benefits to which all employees, including physician employees, are entitled through the Closing Date, including but not limited to all salaries, wages, bonuses, incentive compensation, payroll taxes, hospitalization and medical expenses, deferred compensation, and vacation and sick pay, as well as any severance pay becoming due as a result of the termination of certain of Exchanger's physician employees.

      (t) Environmental Matters.

            (i) Except as set forth in Section 3(t) of the Disclosure Schedule, Exchanger is in material compliance with all applicable Environmental Laws.

            (ii) Exchanger has not authorized or conducted nor does Exchanger have Knowledge of the disposal or release, or other handling of any hazardous substance, hazardous waste, hazardous material, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas, biohazardous or biomedical material, or other material defined, regulated controlled or potentially subject to any remediation requirement under any Environmental Law (collectively "Hazardous Materials"), on, in, under or affecting or any property owned or leased by Exchanger.

            (iii) Exchanger has, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws. Section 3(t) of the Disclosure Schedule lists all such licenses, permits, registrations and government authorizations required by any Environmental Law.

            (iv) Except as disclosed in Section 3(t) of the Disclosure Schedule, Exchanger has not received any written or oral notice from any governmental agency or entity or any other Person and there is no pending or threatened claim, litigation or any administrative agency proceeding that: (a) alleges a violation of any Environmental Law(s) by Exchanger or, with respect to the Contributed Assets or any property owned or leased by Exchanger, (b) alleges that Exchanger is a liable party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq., or any analogous state law, (c) has resulted or could result in the attachment of an environmental lien on any of the Contributed Assets or property owned or leased by Exchanger or (d) alleges that Exchanger is liable for any contamination of the environment, contamination of any property owned or leased by Exchanger, damage to natural resources, property damage, or personal injury based on its activities or the activities of any predecessor or third parties involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

      (u) Healthcare Compliance. Exchanger is participating in or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements set forth on Section 3(i) of the Disclosure Schedule. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. Exchanger is in compliance in all material respects with the requirements of all such third-party payors. Exchanger, the Exchanger Members, and its physician employees do not have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

      (v) Fraud and Abuse. To best of Exchanger's and the Exchanger Members' Knowledge, Exchanger, the Exchanger Members, and persons and entities providing professional services for Exchanger have not engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (2) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

      (w) Practice Compliance. Exchanger is duly licensed as a medical practice and is lawfully operated in accordance with the requirements of all Applicable Laws and has all necessary authorizations for the use and operation of a medical practice, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to Exchanger issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party payor, and after reasonable and independent inquiry and due diligence and investigation, Exchanger has neither received notice nor has any Knowledge or reason to believe that such necessary authorizations may be revoked or not renewed.

      (x) Rates and Reimbursement Policies. The jurisdiction in which Exchanger is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by Exchanger. Exchanger does not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program. Exchanger has no Knowledge of any Applicable Law which affects rates or reimbursement procedures which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement or any such legal requirement proposed or currently pending in the jurisdiction in which Exchanger is located, which could have a material adverse effect on Exchanger or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at Exchanger or require Exchanger to obtain any necessary authorization which Exchanger does not currently possess.

      (y) Accounts Receivable. All accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of Exchanger as being due to Exchanger have arisen in the Ordinary Course of Business and none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off. There has been no material adverse change since December 31, 1995 in the amount of accounts receivable or other debts due Exchanger, the allowances with respect thereto, or accounts payable of Exchanger from that reflected in the Balance Sheet previously delivered by Exchanger to SCN.

      (z) Guaranties. Exchanger is not a guarantor and otherwise is not liable for any liability or obligation (including indebtedness) of any other Person.

      (aa) Powers of Attorney. There are no outstanding powers of attorney executed by Exchanger, except as may be contained in financing documents or security agreements listed in Section 3(i) of the Disclosure Schedule.

      (bb) Tangible Assets. Exchanger owns or leases all land, buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. To the best of Exchanger's Knowledge each tangible asset has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

      (cc) Full Disclosure. No representation or warranty made by Exchanger in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

      4. Representations and Warranties of SCN. SCN represents and warrants to Exchanger that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

      (a) Organization. SCN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

      (b) Capitalization. The entire authorized capital stock of the SCN consists of fifty million (50,000,000) SCN Shares, of which One Million Three Hundred Sixty-Five Thousand (1,365,000) SCN Shares are issued and outstanding and zero (0) SCN Shares are held in treasury and two million (2,000,000) shares of preferred stock, none of which is issued or outstanding. All of the SCN Shares to be issued upon consummation of the Exchange have been duly authorized and, upon consummation of the Exchange, will be validly issued, fully paid, and nonassessable.

      (c) Authorization of Transaction. SCN has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to issue the SCN Shares to be issued in connection with this Agreement and otherwise to perform its obligations hereunder; provided, however, that SCN cannot consummate the Exchange unless and until it receives the Requisite SCN Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of SCN, enforceable in accordance with its terms and conditions.

      (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, professional regulatory organization or court to which SCN is subject or may become subject as a result of the transaction contemplated by this Agreement, or any provision of the charter or bylaws of SCN or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which SCN is a party or by which it is bound or to which any of its assets is subject. Other than state and federal filings required by the Securities Act and similar state statutes, SCN does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      (e) Brokers' Fees. SCN does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which SCN could become liable or obligated.

      (f) Private Placement Memorandum. The Private Placement Memorandum does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading.

      (g) Compliance with Code Section 351. To the best of SCN's knowledge and understanding, the Exchange will meet the requirements for qualification as a transaction described in Section 351 of the Code.

      5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

      (a) General. Each of the Parties will use its or his best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 6 below) to be satisfied by it. This paragraph shall not be construed to obligate any of the Parties to waive any condition precedent to its obligations to perform hereunder.

      (b) Notices and Consents. Exchanger will give any notices to third parties, and will use its best efforts to obtain any third party consents, required to consummate the Exchange or that SCN reasonably may request in connection with the matters referred to in Section 3(i) above.

      (c) Regulatory Matters and Approvals. Each of the Parties to this Agreement will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

            (i) Securities Act and State Securities Laws. SCN will prepare and, if necessary, file with the United States Securities and Exchange Commission all necessary documents relating to the offering and issuance of the SCN Shares pursuant to this Agreement. SCN will take all actions that may be necessary under state securities laws in connection with the offering and issuance of the SCN Shares pursuant to this Agreement.

            (ii) General Law. Exchanger will call a special meeting of the Exchanger Members (the "Special Exchanger Meeting") as soon as practicable after delivery of the Private Placement Memorandum in order that the Exchanger Members may consider and vote upon the adoption of this Agreement and the approval of the Exchange in accordance with the Maryland Limited Liability Company Act. SCN will call a special meeting of its stockholders (the "Special SCN Meeting") as soon as practicable in order that the SCN stockholders may consider and vote upon the adoption of this Agreement and the approval of the Exchange in accordance with the Delaware General Corporation Law.

            (iii) Tax Reporting. The Parties intend that the Exchange shall meet the requirements for qualification as a transfer of property without recognition of gain under Code Section 351. Each of the parties agrees to report this transaction for financial and income tax purposes consistent with the requirements for reporting transactions meeting the requirements of Code Section 351. Moreover, SCN shall cooperate with the Exchanger in structuring and effecting the Exchange in order to meet the requirements of Section 351 of the Code.

      (d) Operation of Business. From the date of this Agreement through the Closing Date, Exchanger will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

            (i) Exchanger will not authorize or effect any change in its articles of organization or operating agreement;

            (ii) Exchanger will not grant any options, warrants, or other rights to purchase or obtain any of its membership interests or issue, sell, or otherwise dispose of any of its membership interests;

            (iii) Exchanger will not declare, set aside, or pay any dividend or distribution with respect to its membership interests (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its membership interests in either case outside the Ordinary Course of Business without the consent of SCN, which consent shall not be unreasonably withheld;

            (iv) Exchanger will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

            (v) Exchanger will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

            (vi) Exchanger will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

            (vii) Exchanger will not make any change in employment terms for any of the Exchanger Members or its managers, officers, and employees outside the Ordinary Course of Business; and

            (viii) Exchanger will not commit to any of the foregoing.

      (e) Full Access. Upon three (3) days prior notice, Exchanger will permit representatives of SCN to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Exchanger during normal business hours. SCN (i) will treat and hold as such any confidential information it receives from Exchanger in the course of the reviews contemplated by this Section 5(e), (ii) will not use any of the confidential information except in connection with this Agreement, and
(iii) if this Agreement is terminated for any reason whatsoever, agrees to return to Exchanger all tangible embodiments (and all copies) thereof which are in its possession.

      (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 or Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (g) Exclusivity. Until the earlier of December 31, 1996 or the Closing Date, Exchanger will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Exchanger (including any acquisition structured as a merger, consolidation, or share exchange). Exchanger shall notify SCN immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      (h) Collection of Accounts Receivable. The Exchanger Members agree to cooperate with SCN in the collection of accounts receivable owned by Exchanger as of the Closing Date acquired pursuant to this Agreement. SCN, at its option, shall have the right to require the collection of said accounts receivable through a lockbox or bank account sweep arrangement. In connection therewith, the Exchanger Members agree to execute the necessary documents and follow the necessary procedures as described in the Service Agreement between the parties which is attached hereto as Exhibit 7(a)(iv) to accommodate the collection of the accounts receivable in such manner.

      (i) Payment of Expenses. On or before the Closing Date, Exchanger shall have paid or discharged any and all liabilities or charges owed as a result of the transaction contemplated by this Agreement.

      (j) Loan Agreement. Within thirty (30) days after the Closing Date, SCN agrees to make a line of credit available to the Exchanger Members up to a maximum aggregate of $1,986,825 on terms mutually agreed upon by the Parties and ultimately approved by NationsBank of Tennessee, N.A. The line of credit shall be for a term of two (2) years from the Closing Date; provided, however, that if Securities and Exchange Commission Rule 144 promulgated under the Securities Act is amended to shorten the period which shareholders are required to hold restricted securities before being able to sell them pursuant to Rule 144, then the term of the line of credit shall be reduced accordingly, and all borrowings under the line of credit must be repaid within thirty (30) days after the end of such period.

      6. Conditions to Obligation to Close.

      (a) Conditions to Obligation of SCN. The obligation of SCN to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) The Exchanger Members shall have received a copy of the Private Placement Memorandum, and no less than five (5) days after initial receipt of the Private Placement Memorandum, Exchanger shall have received the Requisite Exchanger Member Approval of the Exchange and the execution, delivery and performance of this Agreement;

            (ii) Exchanger shall have procured all of the third party consents specified in Section 5(b) above;

            (iii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

            (iv) Exchanger shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
      (C) affect adversely the right of SCN to own the Contributed Assets;

            (vi) Exchanger shall have delivered to SCN a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

            (vii) the Exchanger shall have received the Requisite SCN Stockholder Approval of the Exchange and the execution, delivery and performance of this Agreement;

            (viii) SCN shall have received from counsel to Exchanger an opinion in form and substance as set forth in Exhibit 6(a)(viii) attached hereto, addressed to SCN, and dated as of the Closing Date;

            (ix) SCN shall have received from the Exchanger Members subscription documents in form and substance as set forth in Exhibit 6(a)(ix) attached hereto;

            (x) all actions to be taken by Exchanger in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to SCN;

            (xi) SCN shall have closed its financing with NationsBank of Tennessee, N.A., on terms and conditions that are satisfactory to SCN;

            (xii) the issuance of the SCN Shares to the Exchanger Members will not violate federal securities laws or the securities laws of any state of the United States;

            (xiii) SCN and Exchanger shall have all licenses and permits necessary to operate their respective businesses; and

            (xiv) all physicians and employees of Exchanger shall be duly covered by medical malpractice insurance policies with limits acceptable to SCN and, to the extent applicable, medical malpractice tail insurance policies to cover prior occurrences.

SCN may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of Exchanger. The obligation of Exchanger to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) SCN shall have received the Requisite SCN Stockholder Approval of the Exchange and the execution, delivery and performance of this Agreement;

            (ii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (iii) SCN shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
      (C) affect adversely the right of SCN to own the Contributed Assets;

            (v) SCN shall have delivered to Exchanger a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

            (vi) Exchanger shall have received from counsel to SCN an opinion in form and substance as set forth in Exhibit 6(b)(vi) attached hereto, addressed to the Exchanger Members, and dated as of the Closing Date;

            (vii) SCN shall have prepared and, if necessary, filed with the U.S. Securities and Exchange Commission all necessary documents relating to the offering and issuance of the SCN Shares. SCN shall have taken all actions that were necessary under state securities laws in connection with the offering and issuance of the SCN Shares. Moreover, SCN shall have provided the Private Placement Memorandum to the Exchanger Members;

            (viii) upon review of the Private Placement Memorandum, the Exchanger Members shall have elected to consummate the transaction contemplated by this Agreement by delivery to SCN of completed subscription documents in form and substance as set forth in Exhibit 6(a)(ix);

            (ix) all actions to be taken by SCN in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Exchanger; and

            (x) there shall have been no changes in the Applicable Laws affecting SCN's proposed operations as described in the Private Placement Memorandum.

Exchanger may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

      7. Items to be Delivered at or Prior to Closing.

      (a) By the Exchanger Members or Exchanger. The Exchanger Members or Exchanger, as applicable, shall execute and deliver to SCN, prior to or at the
Closing:

            (i) Certified resolutions of Exchanger authorizing the execution of all documents and the consummation of all transactions contemplated hereby;

            (ii) An Instrument of Exchange which shall be in substantially the form attached hereto as Exhibit 7(a)(ii);

            (iii) A Service Agreement in substantially the form attached hereto as Exhibit 7(a)(iii);

            (iv) The Certificate required by Section 6(a)(vi);

            (v) An opinion from Exchanger's counsel in substantially the form attached hereto as Exhibit 6(a)(viii);

            (vi) Subscription Documents in substantially the form attached hereto as Exhibit 6(a)(ix);

            (vii) Counterpart signature pages executed by the Exchanger Members agreeing to the terms of the SCN Stockholder's Agreement attached hereto as Exhibit 7(b)(v); and

            (viii) Such other instruments as may be reasonably requested by SCN in order to effect to or carry out the intent of this Agreement.

      (b) By SCN. SCN shall deliver to Exchanger at or prior to the Closing:

            (i) Stock Certificates representing the SCN Shares being issued to each of the Exchanger Members pursuant to Section 2(c);

            (ii) An opinion from SCN's counsel in substantially the form attached hereto as Exhibit 6(b)(vi);

            (iii) A Certificate, duly executed by the President of SCN, stating as of the Closing Date, all representations and warranties of SCN are true, all covenants and agreements contained in the Agreement to be performed by SCN have been performed or complied with and all conditions to Closing have been satisfied; and

            (iv) Such other instruments as may be reasonably requested by the Exchanger Members in order to effect to or carry out the intent of this Agreement.

      8. Termination.

      (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

            (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

            (ii) SCN may terminate this Agreement by giving written notice to Exchanger at any time prior to the Closing Date (A) in the event Exchanger has breached any representation, warranty, or covenant contained in this Agreement in any material respect, SCN has notified Exchanger of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1996 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from SCN breaching any representation, warranty, or covenant contained in this Agreement);

            (iii) Exchanger may terminate this Agreement by giving written notice to SCN at any time prior to the Closing Date (A) in the event SCN has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Exchanger has notified SCN of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1996 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Exchanger breaching any representation, warranty, or covenant contained in this Agreement);

            (iv) any Party may terminate this Agreement by giving written notice to the other Party at any time in the event this Agreement and the Exchange fail to receive the Requisite Exchanger Members Approval or the Requisite SCN Stockholder Approval respectively.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach). Notwithstanding the foregoing, in the event the transaction contemplated by this Agreement does not close and such failure is not the fault of SCN, then Exchanger agrees to reimburse SCN for seventy-five percent of SCN's out of pocket expenses, including but not limited to professional fees, related to the proposed transaction; provided, however, Exchanger's obligation to reimburse SCN shall not exceed Fifty-Six Thousand Two Hundred Fifty Dollars ($56,250.00).

      9. Indemnification.

      (a) Indemnification by the Exchanger Members. The Exchanger Members agree to and shall jointly and severally defend, indemnify and hold harmless SCN, its successors and assigns, officers and directors against any and all losses, liabilities, expenses (including without limitation reasonable attorney's fees) and damages resulting from or arising out of the breach, untruth or inaccuracy of any representation, warranty or covenant of Exchanger set forth in this Agreement. The Exchanger Members shall not be liable to SCN for any claims against the Exchanger Members under this Section 9(a) unless and until the aggregate of all claims against the Exchanger Members exceeds the sum of $25,000.00, whereupon SCN shall be entitled to recover the full amount of all claims, including the initial $25,000.00. Notwithstanding the foregoing provisions, the obligations of any Exchanger Member executing this Agreement to indemnify SCN shall not exceed the value of the portion of the SCN Shares and cash delivered to such Exchanger Member at the Closing.

      (b) Notice to the Exchanger Members; Opportunity to Defend. SCN agrees to give prompt notice to the Exchanger Members of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought under Section 9(a). The Exchanger Members may participate in and at their election, or at the request of SCN, assume the defense of any such suit, action or proceeding at the Exchanger Members' expense. The Exchanger Members shall not be liable under Section 9(a) for any settlement effected without their consent of any claim, litigation or proceeding in respect of which indemnity may be sought under Section 9(a) which consent shall not be unreasonably withheld.

      (c) General Indemnification by SCN. SCN agrees to and shall defend, indemnify and hold harmless the Exchanger Members, their heirs and assigns against any and all losses, liabilities, expenses (including without limitation reasonable attorney's fees) and damages resulting from the breach, untruth or inaccuracy of any representation, warranty or covenant of SCN set forth in this Agreement. SCN shall not be liable to the Exchanger Members for any claims against SCN under this Section 9(c) unless and until the aggregate of all claims against SCN exceeds the sum of $25,000.00, whereupon the Exchanger Members shall be entitled to recover the full amount of all claims, including the initial $25,000.00.

      (d) Notice to SCN; Opportunity to Defend. The Exchanger Members agree to give prompt notice to SCN of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under
Section 9(c). SCN may participate in and at its election, or at the request of the Exchanger Members, assume the defense of any such suit, action or proceeding at SCN's expense. SCN shall not be liable under Section 9(c) for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.

      (e) Survival. The representations and warranties of the Exchanger Members, Exchanger and SCN contained in this Agreement and the indemnifications contained herein shall survive the Closing. No claim for indemnification with respect to any alleged misrepresentation or breach of warranty may be made after two (2) years following the Closing Date. Any matter to which indemnification pertains and with respect to which a claim has been asserted or threatened following the Closing Date shall continue to be subject to the indemnification under this Agreement until finally terminated, settled, resolved or adjudicated; and all terms, conditions and stipulations of this Agreement shall likewise continue to apply.

      (f) Security for Indemnity. The Exchanger Members hereby agree that in the event (i) any final judgment is rendered in favor of SCN, (ii) SCN is entitled to indemnification pursuant to the provisions of this Agreement and (iii) the Exchanger Members do not pay to SCN the amount due hereunder, then SCN shall have the right to redeem any SCN Share then owned by the Exchanger Members pursuant to the terms of the Stockholder's Agreement.

      10. Miscellaneous.

      (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

      (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

      (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to Exchanger:                  Copy to:

      Stuart D. Miller, M.D.            John W. Michener, Jr.
      Leslie S. Matthews, M.D.          Michener, Larimore, Swindle,
      Paul L. Asdourian, M.D.           Whitaker, Flowers, Sawyer,
      Frank R. Ebert, M.D.              Reynolds & Chalk, L.L.P.
      Mark S. Myerson, M.D.             3500 City Center Tower II
      John B. O'Donnell, M.D.           301 Commerce Street
      Lew C. Schon, M.D.                Fort Worth, Texas 76102-4186
      3333 North Calvert Street         Facsimile: (817) 335-6935
      Suite 400
      Baltimore, Maryland 21218
      Facsimile: (410) 554-2853


      If to SCN:                        Copy to:

      Kerry R. Hicks, President         John A. Good, Esq.
      Specialty Care Network, Inc.      Baker, Donelson, Bearman &
      44 Union Boulevard, Suite 600     Caldwell
      Lakewood, Colorado 80228          165 Madison Ave, Suite 2100
      Facsimile: (303) 716-1298         Memphis, Tennessee 38103
                                        Facsimile: (901) 577-2303

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      (h) Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law and the Maryland Limited Liability Company Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (j) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

      (l) Submission to Arbitration. Each of the Parties agrees to submit any dispute arising out of or relating to the execution, delivery, Closing or performance of this Agreement to binding arbitration before a panel of three (3) arbitrators selected from a pool of arbitrators made available by the American Arbitration Association. Such arbitrators shall be selected by the Parties and such arbitration shall be conducted pursuant to the rules of the American Arbitration Association and in a manner consistent with the Uniform Arbitration Act as adopted by the State of Delaware. Each Party agrees that a final award in any arbitration so brought shall be conclusive and judgment thereon may be entered and enforced by any court of competent jurisdiction.

      (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                    * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          SPECIALTY CARE NETWORK, INC.

                                          By:___________________________________
                                          Title:________________________________

                                          GREATER CHESAPEAKE ORTHOPAEDIC
                                          ASSOCIATES, L.L.C.

                                          By:___________________________________
                                          Title:________________________________


                                          EXCHANGER MEMBERS:

                                          ______________________________________
                                          Stuart D. Miller, M.D.

                                          ______________________________________
                                          Leslie S. Matthews, M.D.

                                          ______________________________________
                                          Paul L. Asdourian, M.D.

                                          ______________________________________
                                          Frank R. Ebert, M.D.

                                          ______________________________________
                                          Mark S. Myerson, M.D.

                                          ______________________________________
                                          John B. O'Donnell, M.D.

                                          ______________________________________
                                          Lew C. Schon, M.D.